Exhibit 99

Viad Corp Announces Third Quarter Results

Income from Continuing Operations of $0.81 Per Share

Income Before Other Items of $0.70 Per Share

PHOENIX--(BUSINESS WIRE)--October 24, 2008--Viad Corp (NYSE:VVI) today announced third quarter 2008 revenue of $302.4 million, segment operating income of $26.1 million and income from continuing operations of $16.8 million, or $0.81 per diluted share. Third quarter income before other items, which excludes income from the favorable resolution of tax matters of $2.3 million (or $0.11 per share), was $14.4 million, or $0.70 per share. This compares to the company’s prior guidance of $0.64 to $0.74 per share and 2007 third quarter income before other items of $6.6 million, or $0.32 per share.

Paul B. Dykstra, president and chief executive officer, said, “We had a strong third quarter with in-line performance across all of our operating segments. Segment operating income increased $12.9 million on revenue growth of $73.6 million. The substantial year-over-year growth was driven primarily by positive show rotation revenue of $66 million and continued positive results from the repositioning initiatives at Exhibitgroup/Giltspur. Our balance sheet remains strong. Our third quarter free cash flow was $51.7 million, bringing our total cash and cash equivalents to $152.9 million.”

Third Quarter 2008 Financial Highlights

Highlights of the 2008 third quarter and year-to-date results, compared to the prior year, are presented below.

	Q3 2008	Q3 2007	Change
	($ in millions)
Revenue	$302.4	$228.8	32.1%
Segment operating income	$26.1	$13.2	97.6%
Operating margins (Note A)	8.6%	5.8%	280 bps
Income before other items (Note B)	$14.4	$6.6	(a)
Income from continuing operations	$16.8	$8.6	95.4%
Net income (Note C)	$16.8	$8.5	96.3%
Adjusted EBITDA (Note B)	$31.0	$16.7	85.2%
Cash from operations	$59.0	$37.3	58.4%
Free cash flow (Note B)	$51.7	$30.8	67.8%
	YTD 2008	YTD 2007	Change
	($ in millions)
Revenue	$915.0	$788.2	16.1%
Segment operating income	$75.7	$69.4	9.1%
Operating margins (Note A)	8.3%	8.8%	-50 bps
Income before other items (Note B)	$43.4	$38.9	11.6%
Income from continuing operations	$46.6	$40.9	13.9%
Net income (Note C)	$46.4	$41.0	13.2%
Adjusted EBITDA (Note B)	$91.8	$80.9	13.5%
Cash from operations	$52.3	$51.2	2.2%
Free cash flow (Note B)	$17.7	$25.3	-29.9%
(a)	Change is greater than +/- 100 percent.

(A)	For operating margins, the change from the prior year period is presented in basis points.

(B)	Income before other items is defined by Viad as income from continuing operations before the after-tax effects of impairment losses/recoveries, favorable resolution of tax matters and the after-tax effects of gains on sale of corporate assets. Adjusted EBITDA is defined by Viad as net income before interest expense, income taxes, depreciation and amortization, impairment losses/recoveries, changes in accounting principles and the effects of discontinued operations. Free cash flow is defined by Viad as net cash provided by operating activities minus capital expenditures and dividends. Income before other items, adjusted EBITDA and free cash flow are supplemental to results presented under accounting principles generally accepted in the United States of America (GAAP) and may not be comparable to similarly titled measures presented by other companies.

These non-GAAP measures are used by management to facilitate period-to-period comparisons and analysis of Viad's operating performance and liquidity. Free cash flow is also used by management to assess the company's ability to service debt, fund capital expenditures and finance growth. Management believes these non-GAAP measures are useful to investors in trending, analyzing and benchmarking the performance and value of Viad's business. These non-GAAP measures should be considered in addition to, but not as a substitute for, other similar measures reported in accordance with GAAP. See Table Two for reconciliations of income from continuing operations to income before other items. Also see Table Two for reconciliations of net income to adjusted EBITDA, and of net cash provided by operating activities to free cash flow.

(C)	Net income includes the following results from discontinued operations: a loss of $210,000 in the 2008 second quarter related to certain obligations associated with previously sold operations, and a loss of $37,000 in the 2007 third quarter and income of $65,000 in 2007 year-to-date primarily relating to tax and other matters associated with previously sold operations.

At the end of the 2008 third quarter:

  Cash and cash equivalents were $152.9 million.
  Debt totaled $12.9 million, with a debt-to-capital ratio of 2.5 percent.

Also during the 2008 third quarter:

  Free cash flow was $51.7 million.
  Viad repurchased 328,000 shares at an aggregate cost of $10.1 million.

GES Exposition Services (GES)

For the third quarter of 2008, GES’ revenue was $203.3 million, up $51.7 million or 34.1 percent from $151.6 million in the third quarter of 2007. Third quarter segment operating income was $7.9 million as compared to an operating loss of $2.7 million in the 2007 third quarter.

Dykstra said, “GES had a record third quarter, driven by very strong performance on some major rotating shows. Show rotation benefited third quarter revenues by $53 million. This was much greater than the $45 million benefit we had expected due to strong exhibitor participation and terrific execution by the GES team. Positive rotation, along with continued growth in exhibitor discretionary revenue, helped to offset a reduction in base same-show revenue of 11.1 percent. As expected, the weakness in base same-show revenue was driven primarily by two major retail shows. Excluding these shows, base same-show revenue was negative 3.0 percent for the quarter, reflecting modest declines across all industry sectors as a result of the economic slow-down.”

Experiential Marketing Services

Viad’s Experiential Marketing Services segment is comprised of two business units: Exhibitgroup/Giltspur and Becker Group (acquired January 4, 2008). Third quarter 2008 revenue for this segment was $48.6 million (including $2.2 million of revenue from the acquisition of Becker Group), as compared to 2007 third quarter revenue of $26.8 million. Segment operating results improved by $2.6 million to a loss of $3.6 million (including a loss of $2.7 million from Becker Group), as compared to an operating loss of $6.2 million in the 2007 third quarter. On an organic basis (excluding the Becker Group acquisition), segment revenue increased $19.6 million to $46.4 million as compared to the 2007 third quarter, and segment operating results improved by $5.3 million to a loss of $909,000.

Dykstra said, “The revenue growth and improved operating results for the Experiential Marketing Services segment were driven primarily by positive show rotation and other revenue growth at Exhibitgroup/Giltspur. During the third quarter, Exhibitgroup/Giltspur generated approximately $13 million in revenue from a biennial European airshow. Excluding the incremental revenue from the airshow and the Becker Group acquisition, revenue for the segment was up $7.0 million or 25.9 percent primarily due to new client wins at Exhibitgroup/Giltspur. We continue to be encouraged by the progress Exhibitgroup/Giltspur is making to reposition the business for growth.”

Dykstra added, “Becker Group’s third quarter results reflect the seasonal nature of the business, which is heavily weighted toward holiday installations during the fourth quarter. We expect Becker Group to generate operating income of $7.5 million to $8.5 million during the fourth quarter.”

Travel and Recreation Services

Travel and Recreation Services segment revenue for the 2008 third quarter was $50.5 million with operating income of $21.7 million, as compared to 2007 third quarter revenue of $50.3 million and operating income of $22.1 million.

Dykstra said, “The Travel and Recreation Services segment had a solid third quarter with operating margins of 43 percent. Despite a soft economy and higher travel costs, results for this segment were in line with 2007. Brewster’s passenger volumes were affected by reduced international travel. However, Glacier Park, Inc. realized a healthy increase in room revenues due to strong demand from U.S. visitors to the national park.”

2008 Outlook

Guidance provided by Viad is subject to change as a variety of factors can affect actual operating results. Those factors are identified in the safe harbor language at the end of this press release.

Fourth Quarter 2008

For the fourth quarter, Viad’s income per diluted share is expected to be in the range of $0.01 to $0.11. This compares to income before other items of $0.02 per share in the 2007 fourth quarter. Revenue is expected to be in the range of $195 million to $220 million as compared to $215.5 million in the 2007 fourth quarter. Segment operating income is expected to be in the range of $2.3 million to $6.3 million, as compared to an operating loss of $705,000 in the 2007 fourth quarter.

Full Year 2008

Viad’s 2008 full year income before other items is expected to be in the range of $2.12 to $2.22 per diluted share, as compared to the company’s prior guidance range of $2.17 to $2.32 per share. The reduction in guidance is largely due to lower expectations for revenue at Becker Group as a result of reductions in holiday décor spending by shopping center clients. As compared to 2007 income before other items of $1.88 per share, the company’s current guidance range continues to reflect double-digit growth. The guidance for 2008 assumes an effective tax rate on income before other items of 37 percent to 37.5 percent, as compared to 35.9 percent in 2007.

Full year revenue is expected to increase at a low double-digit rate and operating income is expected to increase by $9.3 million to $13.3 million, as compared to 2007 revenue of $1.0 billion and operating income of $68.7 million.

Show rotation is expected to positively impact full year revenues by about $60 million. In the first nine months of 2008, show rotation positively impacted Viad’s revenues by approximately $70 million. In the fourth quarter, show rotation is expected to negatively impact revenues at GES by about $10 million.

Implicit within this guidance, are the following segment revenue and operating income expectations:

	Segment Revenue			Segment Operating Income (Loss)
	low-end		high-end	low-end		high-end
	($ in millions)

GES	$810.0	to	$825.0	$57.0	to	$58.5
Experiential Marketing Services(a)	$214.0	to	$222.0	$(1.0)	to	$1.5
Travel & Recreation	$86.5	to	$87.5	$21.5	to	$22.5
(a)	Revenue range reflects $188.0 million to $193.0 million at Exhibitgroup/Giltspur and $26.0 million to $29.0 million at Becker Group. Operating income range reflects a loss of $1.0 million to income of $500,000 at Exhibitgroup/Giltspur and breakeven to $1.0 million ($1.8 million to $2.8 million excluding the non-cash amortization of acquired intangible assets) at Becker Group.

Dykstra said, “Despite a challenging economy, we are still on track to realize double-digit earnings growth in 2008. Although we are seeing signs of the economic slow-down impacting tradeshow attendance and, to a lesser degree, exhibitor participation, GES and Exhibitgroup/Giltspur have both realized strong growth so far this year. We are staying close to our clients and we are working with them to maximize the return on their tradeshow marketing spend. Looking back over the last 35 years, the tradeshow industry has proven to be quite resilient, with a long history of steady growth. While recessionary periods have resulted in temporary slow-downs, the industry has always recovered and resumed its upward trend.”

Dykstra continued, “Becker Group is heading into its busy holiday season. While some of its clients have reduced their holiday décor budgets this year, we still expect Becker Group to realize a substantial profit in the fourth quarter. As Becker Group is gearing up, our Travel and Recreation Services segment is heading into its seasonally slow period. Brewster and Glacier Park are focused on cost control in order to preserve the strong results they have realized this year to date.”

Dykstra added, “In the current economic environment we are focused not only on controlling costs but also on identifying and capitalizing on new opportunities for each of our businesses. Our strong balance sheet, long-term customer contracts, and leading market positions are a great advantage in uncertain times like this. We will continue to pursue strategic acquisitions, selectively invest in our existing businesses and return capital to our shareholders. As always, we remain committed to driving growth and enhancing shareholder value.”

Conference Call and Webcast

Viad Corp will hold a conference call with investors and analysts for a review of third quarter 2008 results on Friday, October 24, 2008 at 9 a.m. (ET). To join the live conference, call (800) 857-5472, passcode “Viad” or access the webcast through Viad’s Web site at www.viad.com. A replay will be available for a limited time at (866) 455-0436 (no passcode required) or visit the Viad Web site and link to a replay of the webcast.

Viad is an S&P SmallCap 600 company. Major operating companies include GES Exposition Services, Exhibitgroup/Giltspur, Becker Group, Brewster and Glacier Park, Inc. For more information, visit the company's Web site at www.viad.com.

Forward-Looking Statements

As provided by the safe harbor provision under the “Private Securities Litigation Reform Act of 1995,” Viad cautions readers that, in addition to historical information contained herein, this press release includes certain information, assumptions and discussions that may constitute forward-looking statements. These forward-looking statements are not historical facts, but reflect current estimates, projections, expectations, or trends concerning future growth, operating cash flows, availability of short-term borrowings, consumer demand, new business, investment policies, productivity improvements, ongoing cost reduction efforts, efficiency, competitiveness, legal expenses, tax rates and other tax matters, foreign exchange rates, and the realization of restructuring cost savings. Actual results could differ materially from those discussed in the forward-looking statements. Viad’s businesses can be affected by a host of risks and uncertainties. Among other things, natural disasters, gains and losses of customers, consumer demand patterns, labor relations, purchasing decisions related to customer demand for exhibition and event services, existing and new competition, industry alliances, consolidation and growth patterns within the industries in which Viad competes, acquisitions, adverse developments in liabilities associated with discontinued operations and any deterioration in the economy, may individually or in combination impact future results. In addition to factors mentioned elsewhere, economic, competitive, governmental, technological, capital marketplace and other factors, including further terrorist activities or war and international conditions, could affect the forward-looking statements in this press release. Additional information concerning business and other risk factors that could cause actual results to materially differ from those in the forward-looking statements can be found in Viad’s annual and quarterly reports filed with the Securities and Exchange Commission (SEC).

Information about Viad Corp obtained from sources other than the company may be out-of-date or incorrect. Please rely only on company press releases, SEC filings and other information provided by the company, keeping in mind that forward-looking statements speak only as of the date made. Viad undertakes no obligation to update any forward-looking statements, including prior forward-looking statements, to reflect events or circumstances arising after the date as of which the forward-looking statements were made.

VIAD CORP AND SUBSIDIARIES
TABLE ONE - QUARTERLY RESULTS
(UNAUDITED)

	Three months ended September 30,			Nine months ended September 30,
(000 omitted, except per share data)	2008	2007	%	2008	2007	%

Revenues (Note A)	$302,362	$228,804	32.1%	$915,019	$788,220	16.1%

Segment operating income (Note A)	$26,062	$13,189	97.6%	$75,721	$69,415	9.1%
Corporate activities	(2,659)	(2,342)	-13.5%	(7,312)	(7,365)	0.7%
Restructuring recoveries (charges) (Note B)	124	(693)	(a)	124	(1,903)	(a)
Impairment recoveries (Note C)	-	72	(a)	-	172	(a)
Net interest income	379	1,054	-64.0%	1,254	3,390	-63.0%
Income before income taxes and minority interest	23,906	11,280	(a)	69,787	63,709	9.5%
Income tax expense (Note D)	(6,235)	(1,843)	(a)	(22,532)	(21,972)	-2.5%
Minority interest	(913)	(862)	-5.9%	(669)	(825)	18.9%
Income from continuing operations	16,758	8,575	95.4%	46,586	40,912	13.9%
Income (loss) from discontinued operations (Note E)	-	(37)	(a)	(210)	65	(a)
Net income	$16,758	$8,538	96.3%	$46,376	$40,977	13.2%

Diluted income per common share:
Income from continuing operations	$0.81	$0.41	97.6%	$2.25	$1.95	15.4%
Income (loss) from discontinued operations	-	-	(a)	(0.01)	-	(a)
Net income per share	$0.81	$0.41	97.6%	$2.24	$1.95	14.9%

Basic income per common share:
Income from continuing operations	$0.83	$0.42	97.6%	$2.30	$1.99	15.6%
Income (loss) from discontinued operations	-	-	(a)	(0.01)	0.01	(a)
Net income per share	$0.83	$0.42	97.6%	$2.29	$2.00	14.5%

Common shares treated as outstanding for income per share calculations:

Average outstanding shares	20,294	20,345	-0.3%	20,253	20,521	-1.3%

Average outstanding and potentially dilutive shares	20,650	20,787	-0.7%	20,662	20,965	-1.4%

(a) Change is greater than +/- 100 percent.

VIAD CORP AND SUBSIDIARIES
TABLE ONE - NOTES TO QUARTERLY RESULTS
(UNAUDITED)

(A) Reportable Segments
	Three months ended September 30,			Nine months ended September 30,
(000 omitted)	2008	2007	%	2008	2007	%

Revenues:
GES Exposition Services	$203,278	$151,616	34.1%	$676,598	$589,333	14.8%
Experiential Marketing Services	48,570	26,840	81.0%	158,227	122,708	28.9%
Travel and Recreation Services	50,514	50,348	0.3%	80,194	76,179	5.3%
	$302,362	$228,804	32.1%	$915,019	$788,220	16.1%

Segment operating income (loss):
GES Exposition Services	$7,941	$(2,744)	(a)	$57,745	$51,495	12.1%
Experiential Marketing Services	(3,594)	(6,181)	41.9%	(5,770)	(6,277)	8.1%
Travel and Recreation Services	21,715	22,114	-1.8%	23,746	24,197	-1.9%
	$26,062	$13,189	97.6%	$75,721	$69,415	9.1%

(a)	Change is greater than +/- 100 percent.

(B)

Restructuring Charges and Recoveries — In the third quarters of 2008 and 2007, Viad recorded restructuring recoveries of $42,000 ($26,000 after-tax) and $61,000 ($38,000 after-tax), respectively, relating to its corporate leased office space. During the quarter and nine months ended September 30, 2007, Viad recorded restructuring charges of $754,000 ($458,000 after-tax) and $2.0 million ($1.2 million after-tax), respectively, related to severance costs associated with an organizational realignment at Exhibitgroup/Giltspur. Additionally, in the third quarter of 2008, Viad reversed restructuring reserves of $82,000 ($49,000 after-tax).

(C)

Impairment Recoveries — Viad recorded insurance recoveries related to claims associated with Hurricane Katrina of $72,000 ($44,000 after-tax) and $172,000 ($105,000 after-tax) in the quarter and nine months ended September 30, 2007, respectively. In addition, in the third quarter of 2007 Viad received a settlement of its business interruption insurance claim of $146,000 ($89,000 after-tax), which was recorded in the Experiential Marketing Services segment's operating income.

(D)

Income Tax Expense — Income tax expense includes the favorable resolution of tax matters of $2.3 million and $1.9 million in the third quarters of 2008 and 2007, respectively, and $3.2 million and $1.9 million in the nine months ended September 30, 2008 and 2007, respectively.

(E)

Income (Loss) from Discontinued Operations — During the nine months ended September 30, 2008, Viad recorded a loss from discontinued operations of $210,000 (after-tax) related to certain obligations associated with previously sold operations. During the nine months ended September 30, 2007, Viad recorded income from discontinued operations of a net $65,000 (including a loss of $37,000 in the third quarter of 2007), primarily relating to tax and other matters associated with previously sold operations.

VIAD CORP AND SUBSIDIARIES
TABLE TWO - INCOME BEFORE OTHER ITEMS,
ADJUSTED EBITDA AND FREE CASH FLOW
(UNAUDITED)

	Three months ended September 30,			Nine months ended September 30,
(000 omitted)	2008	2007	%	2008	2007	%

Income before other items:
Income from continuing operations	$16,758	$8,575	95.4%	$46,586	$40,912	13.9%
Impairment recoveries, net of tax	-	(44)	(a)	-	(105)	(a)
Favorable resolution of tax matters	(2,324)	(1,906)	-21.9%	(3,177)	(1,906)	-66.7%
Income before other items	$14,434	$6,625	(a)	$43,409	$38,901	11.6%

	Three months ended September 30,			Nine months ended September 30,
(per diluted share)	2008	2007	%	2008	2007	%

Income before other items:
Income from continuing operations	$0.81	$0.41	97.6%	$2.25	$1.95	15.4%
Impairment recoveries, net of tax	-	-	(a)	-	(0.01)	(a)
Favorable resolution of tax matters	(0.11)	(0.09)	-22.2%	(0.15)	(0.09)	-66.7%
Income before other items	$0.70	$0.32	(a)	$2.10	$1.85	13.5%

	Three months ended September 30,			Nine months ended September 30,
(000 omitted)	2008	2007	%	2008	2007	%

Adjusted EBITDA:
Net income	$16,758	$8,538	96.3%	$46,376	$40,977	13.2%
Loss (income) from discontinued operations	-	37	(a)	210	(65)	(a)
Income from continuing operations	16,758	8,575	95.4%	46,586	40,912	13.9%
Impairment recoveries	-	(72)	(a)	-	(172)	(a)
Interest expense	430	407	-5.7%	1,308	1,252	-4.5%
Income tax expense	6,235	1,843	(a)	22,532	21,972	-2.5%
Depreciation and amortization	7,544	5,969	-26.4%	21,388	16,965	-26.1%
Adjusted EBITDA	$30,967	$16,722	85.2%	$91,814	$80,929	13.5%

	Three months ended September 30,			Nine months ended September 30,
(000 omitted)	2008	2007	%	2008	2007	%

Free Cash Flow:
Net cash provided by operating activities	$59,032	$37,259	58.4%	$52,265	$51,164	2.2%
Less:
Capital expenditures	(6,533)	(5,648)	-15.7%	(32,049)	(23,388)	-37.0%
Dividends paid	(834)	(822)	-1.5%	(2,491)	(2,502)	0.4%
Free cash flow	$51,665	$30,789	67.8%	$17,725	$25,274	-29.9%

(a) Change is greater than +/- 100 percent.

CONTACT:
Viad Corp, Phoenix
Carrie Long, 602-207-2681 (Investor Relations)
clong@viad.com